Exhibit 99.1

FIRST AMENDMENT TO THE BY-LAWS OF MAXCO, INC.

1.	The By-laws of Maxco, Inc. are hereby amended as follows:

a.	Article IV, Section 1.(a) is deleted in its entirety and replaced with the following:

(a) The property, affairs and business of the Corporation shall be managed by the Board of Directors of up to nine (9) persons. Except as hereinafter provided, directors shall be elected at the annual meeting of the shareholders and each director shall serve for one year or until his successor shall be elected and qualify.

b.	Article IV, Section 1.(c) is deleted in its entirety and replaced with the following:

(c) Directors need not be shareholders of the Corporation.

2.	The By-laws of Maxco, Inc. shall remain in full force and effect, except as amended by this First Amendment to the By-laws of Maxco, Inc.

As approved by the Board of Directors on November 8, 2005.